Exhibit 99.1

Tenet Reports Strong Fourth Quarter and FY 2021 Results;
Announces Plan to Retire $700 Million of Debt;
Provides Detailed 2022 Financial Outlook
•Net income from continuing operations available to common shareholders in Q4’21 of $250 million ($153 million excluding grant income) versus net income from continuing operations of $414 million in Q4’20 ($89 million excluding grant income)

•Consolidated Adjusted EBITDA in Q4’21 of $1.017 billion ($877 million excluding $140 million of grant income) versus $1.278 billion in Q4’20 ($832 million excluding $446 million of grant income)

•Diluted earnings per share from continuing operations available to common shareholders in Q4’21 of $2.30 ($1.41 per share excluding grant income) compared to $3.86 in Q4’20 ($0.83 per share excluding grant income); Adjusted diluted earnings per share from continuing operations of $2.70 in Q4’21 ($1.81 per share excluding grant income) compared to $4.72 in Q4’20 ($1.69 per share excluding grant income)

•Same-hospital adjusted admissions for Q4’21 were consistent with Q4’20

•Same-facility system-wide ambulatory surgical cases increased 4.4% versus Q4’20

•Strong cash flow generation in FY 2021 — net cash provided by operating activities of $1.568 billion and free cash flow of $910 million or free cash flow of $1.550 billion excluding $640 million of repayments in FY 2021 associated with Medicare Advance Payments and payroll tax deferrals from FY 2020

•Completed previously announced acquisition of 86 centers from SurgCenter Development (SCD) in Q4’21; successful integration of 49 centers previously acquired from SCD continues

•The Company plans to retire in Q1’22 $700 million of 7.5% senior secured notes due in 2025; expects annual interest savings of ~$53 million

•FY 2022 Outlook anticipates continuing recovery from the pandemic, and growth from operational performance improvements and acquisitions:
◦Income from continuing operations available to common shareholders Outlook range of $4.56 to $6.16 per diluted share; Adjusted diluted earnings per share Outlook range of $5.86 to $7.05; 2022 Outlook ranges include a reduction of approximately $0.50 per diluted share related to a change in the IRS interest expense limitation regulations
◦Adjusted EBITDA Outlook range of $3.375 billion to $3.575 billion, which represents approximately 6% core growth over 2021 at the mid-point of the 2022 range
◦Net cash provided by operating activities Outlook range of $1.150 billion to $1.450 billion and free cash flow Outlook range of $1.433 billion to $1.683 billion excluding $1.008 billion of the final repayments in FY 2022 associated with Medicare Advance Payments and payroll tax deferrals from FY 2020

DALLAS — February 7, 2022 — Tenet Healthcare Corporation (Tenet) (NYSE: THC) today announced its results for the quarter ended December 31, 2021 (Q4’21). Tenet’s results for

Q4’21 versus the quarter ended December 31, 2020 (Q4’20) and for the year ended December 31, 2021 (FY 2021) versus the year ended December 31, 2020 (FY 2020) follow:

($ in millions, except per share results)	Q4’21	Q4’20	FY 2021	FY 2020
Net income available to Tenet common shareholders from continuing operations	$250	$414	$915	$399
Net income available to Tenet common shareholders from continuing operations per diluted share	$2.30	$3.86	$8.43	$3.75
Adjusted EBITDA excluding grant income	$877	$832	$3,278	$2,247
Adjusted EBITDA including grant income	$1,017	$1,278	$3,483	$3,146
Adjusted diluted earnings per share from continuing operations	$2.70	$4.72	$7.58	$7.92
The table above as well as tables and discussions throughout this earnings release include certain financial measures that are not in accordance with accounting principles generally accepted in the United States of America (GAAP). Reconciliations of GAAP measures to the Adjusted (non-GAAP) measures used are detailed in Tables #1-3 included at the end of this earnings release. Management’s reasoning for the use of these non-GAAP measures and descriptions of the various non-GAAP measures are included in the Non-GAAP Financial Measures section of this earnings release.

“Our strong performance throughout 2021 continued in the fourth quarter finishing the year with Adjusted EBITDA of approximately $3.5 billion,” said Ron Rittenmeyer, Executive Chairman. “This was well in excess of our guidance from a year ago of $3.0 billion, and we also generated significant cash flow. Our results demonstrate that Tenet is focused on continued shareholder value enhancement through the delivery of top-quality medical care and services.”

“Continued solid quarterly performance exemplifies the Company’s dedication to operational excellence,” said Saum Sutaria, M.D., Chief Executive Officer. “With our ongoing expansion of USPI, we have become much more than a hospital company – acquiring ownership in or opening approximately 160 high-quality ambulatory facilities in the past year alone. Coupled with our solid performance across our hospitals as well as Conifer, and our commitment to high-quality care across all business units, we expect our performance trajectory to continue.”

COVID-19 Pandemic (COVID)

As previously disclosed, the Company continues to treat COVID patients and manage the operational and financial impact of the pandemic on its operations. The Company experienced an acceleration in COVID cases associated with the Omicron variant during Q4’21 and into 2022 with inpatient COVID cases up ~75 percent in late January 2022 versus year end 2021.

Tenet remains committed to the highest standards of safety, with protocols focused on the protection of its patients, physicians and employees, including the distribution of COVID vaccines to its caregivers and the public at large. Company operational teams monitor real-time data to help ensure sufficient staffing, intensive care unit bed capacity and personal protective equipment (PPE). Outpatient facilities are also safely performing elective procedures, and the Company’s hospitals and ambulatory facilities continue to follow state and local guidelines concerning elective care.

The Company’s dedicated focus on strategic cost reduction measures and corporate efficiencies continue to partially mitigate the impact of COVID, including the impact of lost revenues and higher costs related to the pandemic.

Results from Continuing Operations Available to Tenet Common Shareholders

•Net income from continuing operations available to the Company’s common shareholders in Q4’21 was $250 million, or $2.30 per diluted share, versus net income from continuing operations of $414 million, or $3.86 per diluted share, in Q4’20. The following items were included in the Q4’21 and Q4’20 periods:
◦Q4’21 included COVID-related stimulus grant income of $140 million pre-tax ($97 million after-tax, or $0.89 per diluted share) versus $446 million pre-tax grant income ($325 million after-tax, or $3.03 per diluted share) in Q4’20.
•For FY 2021, net income from continuing operations available to the Company’s common shareholders was $915 million, or $8.43 per diluted share, compared to net income from continuing operations of $399 million, or $3.75 per diluted share, for FY 2020. The following items were included in the FY 2021 and FY 2020 periods:
◦FY 2021 included:
▪a pre-tax gain of $406 million ($276 million after-tax, or $2.54 per diluted share) associated with the divestiture of the Company’s Miami-area hospitals;
▪COVID-related stimulus grant income of $205 million pre-tax ($135 million after-tax, or $1.24 per diluted share) compared to pre-tax grant income of $899 million ($655 million after-tax, or $6.16 per diluted share) in FY 2020;
▪a pre-tax loss of $74 million ($56 million after-tax, or $0.52 per diluted share) associated with the early extinguishment of debt compared to a pre-tax loss of $316 million ($240 million after-tax, or $2.26 per diluted share) in FY 2020.
◦FY 2020 included:
▪a favorable income tax benefit of $88 million, or $0.83 per diluted share, substantially all recorded in the first quarter of 2020, related to an increase in the deductibility of interest expense for income tax purposes as a result of the Coronavirus Aid, Relief and Economic Security (CARES) Act;
▪an income tax benefit of $119 million, or $1.12 per diluted share, associated with a change in tax accounting method.

Adjusted Net Income from Continuing Operations Available to Tenet Common Shareholders

Reconciliations of net income available to Tenet common shareholders to Adjusted net income from continuing operations available to Tenet common shareholders are contained in Table #1 at the end of this release.

•Tenet’s Q4’21 Adjusted net income from continuing operations available to its common shareholders was $294 million, or $2.70 per diluted share, compared to $506 million, or $4.72 per diluted share, in Q4’20.

•Tenet’s FY 2021 Adjusted net income from continuing operations available to its common shareholders was $823 million, or $7.58 per diluted share, compared to $842 million, or $7.92 per diluted share, in FY 2020.

Adjusted EBITDA

Reconciliations of net income available to Tenet common shareholders to Adjusted EBITDA are contained in Table #2 at the end of this release.

•Adjusted EBITDA in Q4’21 was $1.017 billion ($877 million excluding $140 million of grant income) compared to $1.278 billion in Q4’20 ($832 million excluding $446 million of grant income).
•For FY 2021, Adjusted EBITDA was $3.483 billion ($3.278 billion excluding $205 million of grant income) compared to $3.146 billion in FY 2020 ($2.247 billion excluding $899 million of grant income).

Completion of SCD Acquisition

•As disclosed in a press release dated December 22, 2021, the Company and its subsidiary, United Surgical Partners International (USPI), completed its previously announced transaction to acquire SurgCenter Development (SCD). In connection with the closing of the transaction, Tenet/USPI acquired SCD’s ownership interests in 86 ambulatory surgery centers (ASCs) and other related ambulatory support services for approximately $1.1 billion.
•Additionally, USPI is offering to acquire a portion of equity interests in the ASCs from physician owners for incremental consideration of up to $250 million. As previously announced, this is an ongoing process that is expected to continue over the coming months. Assuming successful completion of the acquisition of physician interests, Tenet will consolidate in its financial statements the results of the centers in which USPI holds a majority ownership position.
•The Company still anticipates a phased consolidation of various centers with an estimated fully ramped Adjusted EBITDA of approximately $275 million by years three to four, consistent with Tenet’s previous disclosures on the transaction.
•Also as previously announced, USPI and SCD’s principals have entered into a joint venture and development agreement under which USPI will have the exclusive option to partner with SCD on the future development of a minimum target of at least 50 de novo centers over a period of five years.

Early Retirement of Debt

In the quarter ending March 31, 2022 (Q1’22), the Company plans to retire $700 million aggregate principal amount of its 7.50 percent senior secured notes due in 2025 using available cash on hand. In conjunction with this transaction, Tenet expects its annual cash interest payments will be lowered by approximately $53 million.

Hospital Operations and Other (Hospital) Segment Results

Tenet’s Hospital business segment is primarily comprised of acute care and specialty hospitals, imaging centers, ancillary outpatient facilities, micro-hospitals and physician practices. Effective April 1, 2021, the Company’s imaging centers that were previously operated under USPI were realigned under the Hospital segment.

Hospital segment results ($ in millions)	Q4’21	Q4’20	FY 2021	FY 2020
Revenues
Net operating revenues (prior to inter-segment eliminations)	$3,910	$4,065	$15,982	$14,790
Grant income	$112	$406	$142	$823
Same-hospital net patient service revenues (a)	$3,545	$3,485	$14,043	$12,655
Same-Hospital Volume Changes versus the Prior-Year Period (a)
Admissions	(3.9)%	(10.1)%	(0.1)%	(11.5)%
Adjusted admissions (b)	—%	(14.3)%	2.4%	(15.3)%
Outpatient visits (including outpatient ER visits)	8.8%	(17.7)%	15.7%	(21.7)%
Emergency Room visits (inpatient and outpatient)	16.3%	(23.8)%	8.9%	(20.7)%
Hospital surgeries	(1.4)%	(9.9)%	6.1%	(14.2)%
Adjusted EBITDA
Adjusted EBITDA excluding grant income	$440	$431	$1,789	$1,088
Adjusted EBITDA including grant income	$552	$837	$1,931	$1,911
Adjusted EBITDA margin
Adjusted EBITDA margin excluding grant income	11.3%	10.7%	11.2%	7.4%
Adjusted EBITDA margin including grant income	14.1%	20.7%	12.1%	12.9%
(a)    Same-hospital revenues and statistical data include those for hospitals and hospital-affiliated outpatient centers operated by the Company’s Hospital segment continuously from January 1, 2019 through December 31, 2021. Amounts associated with physician practices are excluded. Prior-period same-hospital net patient service revenues and volume changes have been recast to reflect only the continuously operated facilities since January 1, 2019.
(b)    Adjusted admissions represent actual patient admissions adjusted to include outpatient services provided by facilities in our Hospital segment by multiplying actual patient admissions by the sum of gross inpatient revenues and outpatient revenues, then dividing that result by gross inpatient revenues.

Revenues and Volumes
•Net operating revenues (which exclude grant income) in the Hospital segment were $3.910 billion in Q4’21, a decline of 3.8 percent from $4.065 billion in Q4’20. The decrease in revenues was primarily due to the sale of the Company's Miami-area hospitals on August 1, 2021, partially offset by higher patient acuity and improved pricing yield.
•Same-hospital net patient service revenues were $3.545 billion in Q4’21, growth of 1.7 percent from $3.485 billion in Q4’20.
•Same-hospital net patient service revenue per adjusted admission also increased 1.7 percent year-over-year for Q4’21 primarily reflecting higher patient acuity, favorable payer mix and pricing yield.

Adjusted EBITDA
Adjusted EBITDA in the segment was $552 million in Q4’21 ($440 million excluding $112 million of grant income) compared to $837 million in Q4’20 ($431 million excluding $406 million of grant income). The Adjusted EBITDA margin excluding grant income was 11.3 percent in Q4’21 compared to 10.7 percent in Q4’20.

Ambulatory Care (Ambulatory) Segment Results

Tenet’s Ambulatory business segment is comprised of the operations of USPI. As of December 31, 2021, USPI had interests in 399 ambulatory surgery centers (249 consolidated) and 24 surgical hospitals (eight consolidated) in 34 states. Results for Q4’20, FY 2020 and FY 2021 included USPI’s imaging centers (realigned under the Hospital segment as of April 1, 2021) and its urgent care centers (sold in April 2021). The Company owns 95 percent of USPI.

Ambulatory segment results ($ in millions)	Q4’21	Q4’20	FY 2021	FY 2020
Revenues
Net operating revenues	$742	$649	$2,718	$2,072
Grant income excluding equity earnings impact	$26	$31	$49	$59
Grant income in equity earnings	$2	$9	$14	$17
Same-facility system-wide net patient service revenues (c)	$1,533	$1,423	$5,401	$4,718
Volume Changes versus the Prior-Year Period
Same-facility system-wide surgical cases (c)	4.4%	(5.5)%	15.6%	(15.2)%
Same-facility system-wide surgical cases on same-business day basis (c)	6.1%	(5.5)%	16.6%	(15.5)%
Adjusted EBITDA, Margins and Noncontrolling Interest (NCI)
Adjusted EBITDA excluding grant income	$343	$290	$1,134	$792
Adjusted EBITDA including grant income	$371	$330	$1,197	$868
Adjusted EBITDA margin excluding grant income	46.2%	44.7%	41.7%	38.2%
Adjusted EBITDA margin including grant income	50.0%	50.8%	44.0%	41.9%
Adjusted EBITDA less facility-level NCI excluding grant income	$220	$193	$734	$516
Adjusted EBITDA less facility-level NCI	$236	$214	$770	$558
Adjusted EBITDA less total NCI excluding grant income (d)	$214	$187	$715	$505
Adjusted EBITDA less total NCI (d)	$229	$207	$749	$545

(c)    Same-facility system-wide revenues and statistical information include the results of the facilities in which the Ambulatory segment has an investment that are not consolidated by Tenet. To help analyze the segment’s results of operations, management uses system-wide measures, which include revenues and cases of both consolidated and unconsolidated facilities.
(d)    Excludes the Baylor-related NCI impact of certain charges that were not included in Adjusted EBITDA. Such charges resulted in a reduction of NCI expense of $1 million in Q4’20 and FY 2020.

Revenues and Volumes
•The Ambulatory segment produced net operating revenues of $742 million in Q4’21, an increase of 14.3 percent compared to $649 million in Q4’20. This increase primarily related to higher volumes in Q4’21 than in Q4’20, higher patient acuity, new service line growth and additional revenues associated with the SCD portfolio acquisition completed in December 2020, partially offset by the second quarter 2021 sale of USPI's urgent care centers and the realignment of USPI's imaging centers under the Company’s Hospital segment also in the second quarter of 2021.
•Surgical business same-facility system-wide net operating revenues increased 7.7 percent in Q4’21 compared to Q4’20, with cases up 4.4 percent and revenue per case up 3.2 percent. The increased revenue per case, was primarily attributable to a heavier mix of higher-revenue cases together with favorable pricing.

Adjusted EBITDA
•Segment Adjusted EBITDA was $371 million in Q4’21 ($343 million excluding $28 million of grant income) compared to $330 million in Q4’20 ($290 million excluding $40 million of grant income).
•Adjusted EBITDA margins for the Ambulatory segment excluding grant income were 46.2 percent in Q4’21 compared to 44.7 percent in Q4’20.
•Adjusted EBITDA less facility-level NCI in Q4’21 was $236 million ($220 million excluding grant income) compared to $214 million in Q4’20 ($193 million excluding grant income).

Conifer Segment Results

Tenet’s Conifer business segment provides comprehensive end-to-end and focused-point business process services, including hospital and physician revenue cycle management, patient communications and engagement support and value-based care solutions to hospitals, health systems, physician practices, employers and other clients.

The Company continues to pursue spinning off its Conifer segment. If consummated, this transaction is expected to potentially enhance shareholder value and, to a lesser degree, reduce the level of Tenet’s debt through a tax-free debt-for-debt exchange. There can be no assurance regarding the timeframe for completion, the allocation of assets and liabilities between Tenet and Conifer, that the other conditions of the spin‑off will be met, or that it will be completed at all.

Conifer segment results ($ in millions)	Q4’21	Q4’20	FY 2021	FY 2020
Net operating revenues	$324	$344	$1,267	$1,306
Adjusted EBITDA	$94	$111	$355	$367
Adjusted EBITDA margin	29.0%	32.3%	28.0%	28.1%

Revenues
Conifer segment revenues in Q4’21 were $324 million compared to $344 million in Q4’20, a decline of 5.8 percent, primarily due to the previously disclosed Tenet contract scope changes and the receipt in Q4’20 of $9 million for services revenue previously fully reserved for in FY 2019 as a result of a client's bankruptcy.

Adjusted EBITDA
Conifer generated $94 million of Adjusted EBITDA in Q4’21 compared to $111 million in Q4’20 primarily due to the Tenet contract scope changes and the $9 million receipt for revenues previously reserved for in FY 2019 described above. Conifer’s Adjusted EBITDA margin was 29.0 percent in Q4’21 versus 32.3 percent in Q4’20.

Balance Sheet, Cash Flows and Liquidity

Balance Sheet Highlights

($ in millions)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Cash and cash equivalents	$2,364	$2,292	$2,194	$2,141	$2,446
Accounts receivable days outstanding	57.0	56.4	55.2	55.8	55.6
Line-of-credit borrowings outstanding	—	—	—	—	—
Ratio of net debt plus Medicare advances liability to Adjusted EBITDA (e)	4.07	3.47	4.17	4.37	4.70
(e)    Net debt is total debt less cash and cash equivalents

•Cash and cash equivalents at December 31, 2021 were $82 million lower than December 31, 2020 primarily due to the Company’s early retirement of $1.578 billion of debt during FY 2021, partially offset by $1.100 billion of proceeds from the sale of the Company's Miami-area facilities.
•In FY 2020, the Company received approximately $1.5 billion of Medicare advance payments from the Centers for Medicare and Medicaid Services (CMS). Approximately $616 million of the Medicare advances were repaid during FY 2021 by the Company. Repayment terms for the Medicare advance payments began 12 months from the Company's receipt of the advance payments. An interest rate of 4.0 percent will be assessed on any outstanding balances 29 months from the initial advance. The Company began repaying these advance payments in April 2021 and expects to fully repay the advances before interest starts to accrue in September 2022.
•The Company also repaid in FY 2021 approximately $136 million of the Company's payroll tax match that was deferred in FY 2020 under COVID stimulus legislation.
•The Company had no outstanding borrowings on its $1.9 billion line of credit as of December 31, 2021.
•The Company’s ratio of net debt plus the Medicare advances liability to Adjusted EBITDA was 4.07x at December 31, 2021 compared to 3.47x at September 30, 2021, and 4.70x at December 31, 2020. The primary reason for the increase in this ratio since September 30, 2021 is due to the Company earning $140 million of grant income in Q4’21 versus $446 million in Q4’20.

Cash flows and liquidity

Reconciliations of net cash provided by operating activities to both Free Cash Flow and Adjusted Free Cash Flow are contained in Table #3 at the end of this release.

($ in millions)	Q4’21	Q4’20	FY 2021	FY 2020
Net cash provided by operating activities	$357	$446	$1,568	$3,407
Capital expenditures	$(304)	$(166)	$(658)	$(540)
Free cash flow	$53	$280	$910	$2,867
Adjusted free cash flow	$89	$361	$1,063	$3,201
Net cash used in investing activities	$(1,516)	$(1,202)	$(714)	$(1,608)
Net cash provided by (used in) financing activities	$1,231	$(98)	$(936)	$385

•The Company produced positive free cash flow of $910 million in FY 2021 or free cash flow of $1.550 billion excluding $640 million of aggregate repayments in FY 2021 associated with Medicare Advance Payments and the Company payroll tax match deferrals from FY 2020.
•Free cash flow in FY 2020 was $2.867 billion or $1.214 billion excluding approximately $1.653 billion in aggregate related to the receipts of Medicare advance payments, as well as the deferral of the Company's payroll tax match.

Company Outlook

•Reconciliations of Outlook net income available to Tenet common shareholders to Outlook Adjusted EBITDA for the year ending December 31, 2022 (FY 2022) and Q1’22 are contained in Table #4 at the end of this release.
•Reconciliations of Outlook net income available to Tenet common shareholders to Outlook Adjusted net income from continuing operations to common shareholders for FY 2022 and Q1’22 are contained in Table #5 at the end of this release.
•Reconciliations of Outlook net cash provided by operating activities to Outlook free cash flow and Outlook Adjusted free cash flow from continuing operations for FY 2022 are contained in Table #6 at the end of this release.

Tenet’s Outlook for FY 2022 (consolidated and by segment) and Q1’22 follows:

CONSOLIDATED ($ in millions except per share amounts)	FY 2022 Outlook	Q1’22 Outlook
Net operating revenues	$19,500 to $19,900	$4,600 to $4,800
Income from continuing operations available to Tenet common stockholders	$502 to $677	$75 to $110
Adjusted EBITDA	$3,375 to $3,575	$725 to $775
Adjusted EBITDA margin	17.3% to 18.0%	15.8% to 16.1%
Diluted income per common share from continuing operations	$4.56 to $6.16	$0.69 to $1.01
Adjusted net income from continuing operations	$645 to $775	$100 to $125
Adjusted diluted earnings per share from continuing operations	$5.86 to $7.05	$0.92 to $1.15
Equity in earnings of unconsolidated affiliates	$240 to $260	$50 to $60
Depreciation and amortization	$875 to $900	$210 to $220
Interest expense	$870 to $880	$225 to $235
Net income available to NCI	$590 to $630	$120 to $140
Weighted average diluted common shares	~110 million	~109 million
NCI cash distributions	$510 to $550
Effective tax rate (f)	~23%
Net cash provided by operating activities	$1,150 to $1,450
Adjusted net cash provided by operating activities	$1,300 to $1,550
Capital expenditures	$725 to $775
Free cash flow	$425 to $675
Free cash flow excluding repayments of Medicare Advance Payments and Deferred Payroll Tax Payments	$1,433 to $1,683
Adjusted free cash flow – continuing operations	$575 to $775
Adjusted free cash flow – continuing operations, excluding repayments of Medicare Advance Payments and Deferred Payroll Tax Payments	$1,583 to $1,783
(f)    The effective tax rate is calculated as income tax expense divided by the adjusted pretax income. Income tax expense is calculated by multiplying 24% (the federal corporate tax rate of 21% plus an estimate of state taxes) by the sum of: adjusted pretax income less GAAP NCI expense plus permanent differences, non-deductible interest expense and non-cash NCI expense related to the portion of USPI the Company does not own.

Hospital Segment ($ in millions)	FY 2022 Outlook
Net operating revenues (prior to inter-segment eliminations)	$15,385 to $15,635
Adjusted EBITDA	$1,640 to $1,780
NCI	$30 to $40
Changes versus FY 2020 (g):
Inpatient admissions	Flat to up 2%
Adjusted admissions	Up 2% to 4%

Ambulatory Segment ($ in millions)	FY 2022 Outlook
Net operating revenues	$3,275 to $3,375
Adjusted EBITDA	$1,375 to $1,425
Total NCI (Facility level and Baylor University Medical Center)	$490 to $515
Adjusted EBITDA less total NCI	$885 to $910
Changes versus FY 2020 (g):
Surgical cases volumes	Up 3% to 4%
Net revenues per surgical case	Up 2.5% to 3.5%

Conifer Segment ($ in millions)	FY 2022 Outlook
Net operating revenues	$1,325 to $1,375
Adjusted EBITDA	$360 to $370
NCI	$70 to $75
(g)    Same-hospital basis for hospital statistics; USPI surgical cases on a same-facility system-wide basis

Management’s Webcast Discussion of Results

Tenet management will discuss the Company’s Q4’21 results in a webcast scheduled for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on February 8, 2022. Investors can access the webcast through the Company’s website at www.tenethealth.com/investors.

The slide presentation associated with the webcast referenced above, a copy of this earnings press release and a related supplemental financial disclosures document will be available on the Company’s Investor Relations website on February 7, 2022.

Cautionary Statement

This release contains “forward-looking statements” - that is, statements that relate to future, not past, events. In this context, forward-looking statements often address the Company’s expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “assume,” “believe,” “budget,” “estimate,” “forecast,” “intend,” “plan,” “predict,” “project,” “seek,” “see,” “target,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain, especially with regards to developments related to COVID-19. Particular uncertainties that could cause the Company’s actual results to be materially different than those expressed in the Company’s forward-looking statements include, but are not limited to, the impact of the COVID-19 pandemic and other factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2020, subsequent Form 10-Q filings and other filings with the Securities and Exchange Commission.

About Tenet Healthcare

Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company headquartered in Dallas. Through an expansive care network that includes United Surgical Partners International, we operate 60 hospitals and operate or have an ownership interest in approximately 550 other healthcare facilities, including surgical hospitals, ambulatory surgery centers, imaging centers and other care sites and clinics. We also operate Conifer Health Solutions, which provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers and other clients. Across the Tenet enterprise, we are united by our mission to deliver quality, compassionate care in the communities we serve. For more information, please visit www.tenethealth.com.

Contact Information

Investor Contact	Media Contact
investorrelations@tenethealth.com	Lesley Bogdanow
469-893-2387	469-893-2640
mediarelations@tenethealth.com

Non-GAAP Financial Measures

•Adjusted EBITDA, a non-GAAP measure, is defined by the Company as net income available (loss attributable) to Tenet common shareholders before (1) the cumulative effect of changes in accounting principles, (2) net loss attributable (income available) to noncontrolling interests, (3) income (loss) from discontinued operations, net of tax, (4) income tax benefit (expense), (5) gain (loss) from early extinguishment of debt, (6) other non-operating income (expense), net, (7) interest expense, (8) litigation and investigation benefit (costs), net of insurance recoveries, (9) net gains (losses) on sales, consolidation and deconsolidation of facilities, (10) impairment and restructuring charges and acquisition-related costs, (11) depreciation and amortization and (12) income (loss) from divested and closed businesses (i.e., health plan businesses). Litigation and investigation costs excluded do not include ordinary course of business malpractice and other litigation and related expenses.
•Adjusted diluted earnings (loss) per share from continuing operations, a non-GAAP measure, is defined by the Company as Adjusted net income available (loss attributable) from continuing operations to Tenet common shareholders, divided by the weighted average diluted shares outstanding in the reporting period.
•Adjusted net income available (loss attributable) from continuing operations to Tenet common shareholders, a non-GAAP measure, is defined by the Company as net income available (loss attributable) to Tenet common shareholders before (1) income (loss) from discontinued operations, net of tax, (2) gain (loss) from early extinguishment of debt, (3) litigation and investigation benefit (costs), net of insurance recoveries, (4) net gains (losses) on sales, consolidation and deconsolidation of facilities, (5) impairment and restructuring charges and acquisition-related costs, (6) income (loss) from divested and closed businesses (i.e., health plan businesses) and (7) the associated impact of these items on taxes and noncontrolling interests. Litigation and investigation costs excluded do not include ordinary course of business malpractice and other litigation and related expenses.
•Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) net cash provided by (used in) operating activities, less (2) purchases of property and equipment for continuing operations.
•Free Cash Flow excluding repayments of Medicare Advances and Deferred Payroll Tax Payments, a non-GAAP measure, is defined by the Company as (1) Free Cash Flow plus (2) repayments of Medicare Advances and Deferred Payroll Tax Payments.
•Adjusted Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) Adjusted net cash provided by (used in) operating activities from continuing operations, less (2) purchases of property and equipment from continuing operations.
•Adjusted Free Cash Flow excluding repayments of Medicare Advances and Deferred Payroll Tax Payments, a non-GAAP measure, is defined by the Company as (1) Adjusted Free Cash Flow plus (2) repayments of Medicare Advances and Deferred Payroll Tax Payments.
•Adjusted net cash provided by (used in) operating activities, a non-GAAP measure, is defined by the Company as cash provided by (used in) operating activities prior to (1) payments for restructuring charges, acquisition-related costs and litigation costs and settlements, and (2) net cash provided by (used in) operating activities from discontinued operations.

The Company believes the foregoing non-GAAP measures are useful to investors and analysts because they present additional information on the Company’s financial performance. Investors, analysts, Company management and the Company’s Board of Directors utilize these non-GAAP measures, in addition to GAAP measures, to track the Company’s financial and operating performance and compare the Company’s performance to its peer companies, which use similar non-GAAP financial measures in their presentations and earnings releases. The Human Resources Committee of the Company’s Board of Directors also uses certain of these measures to evaluate management’s performance for the purpose of determining incentive compensation. Additional information regarding the purpose and utility of specific non-GAAP measures used in this release is set forth below.

The Company believes that Adjusted EBITDA is a useful measure, in part, because certain investors and analysts use both historical and projected Adjusted EBITDA, in addition to other GAAP and non-GAAP measures, as factors in determining the estimated fair value of shares of the Company’s common stock. Company management also regularly reviews the Adjusted EBITDA performance for each operating segment. The Company does not use Adjusted EBITDA to measure liquidity, but instead to measure operating performance.

The Company uses, and believes investors use, Free Cash Flow and Adjusted Free Cash Flow, and Free Cash Flow and Adjusted Free Cash Flow excluding repayments of Medicare Advances and Deferred Payroll Tax Payments as supplemental non-GAAP measures to analyze cash flows generated from the Company’s operations. The Company believes these measures are useful to investors in evaluating its ability to fund distributions paid to noncontrolling interests or for acquisitions, purchasing equity interests in joint ventures or repaying debt.

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Because these measures exclude many items that are included in the Company’s financial statements, they do not provide a complete measure of the Company’s operating performance. For example, the Company’s definitions of Free Cash Flow and Adjusted Free Cash Flow do not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company’s Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI's redeemable noncontrolling interest, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interest. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

Tenet Healthcare Corporation
Financial Statements and Reconciliations
Q4’21 Earnings Release

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended December 31,
	2021	%	2020	%	Change
Net operating revenues	$4,856	100.0%	$4,915	100.0%	(1.2)%
Grant income	138	2.8%	437	8.9%	(68.4)%
Equity in earnings of unconsolidated affiliates	77	1.6%	66	1.3%	16.7%
Operating expenses:
Salaries, wages and benefits	2,188	45.0%	2,225	45.3%	(1.7)%
Supplies	838	17.3%	824	16.8%	1.7%
Other operating expenses, net	1,029	21.2%	1,071	21.8%	(3.9)%
Depreciation and amortization	201	4.1%	233	4.7%
Impairment and restructuring charges, and acquisition-related costs	30	0.6%	124	2.5%
Litigation and investigation costs	52	1.1%	31	0.6%
Net gains on sales, consolidation and deconsolidation of facilities	(18)	(0.4)%	(10)	(0.2)%
Operating income	751	15.5%	920	18.7%
Interest expense	(221)		(242)
Other non-operating expense, net	(2)		(2)
Loss from early extinguishment of debt	—		—
Income from continuing operations, before income taxes	528		676
Income tax expense	(108)		(130)
Income from continuing operations, before discontinued operations	420		546
Discontinued operations:
Loss from operations	(1)		—
Loss from discontinued operations	(1)		—
Net income	419		546
Less: Net income available to noncontrolling interests	170		132
Net income available to Tenet Healthcare Corporation common shareholders	$249		$414
Amounts available (attributable) to Tenet Healthcare Corporation common shareholders
Income from continuing operations, net of tax	$250		$414
Loss from discontinued operations, net of tax	(1)		—
Net income available to Tenet Healthcare Corporation common shareholders	$249		$414
Earnings (loss) per share available (attributable) to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$2.33		$3.92
Discontinued operations	(0.01)		—
	$2.32		$3.92
Diluted
Continuing operations	$2.30		$3.86
Discontinued operations	(0.01)		—
	$2.29		$3.86
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	107,150		105,630
Diluted	108,890		107,237

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Twelve Months Ended December 31,
	2021	%	2020	%	Change
Net operating revenues	$19,485	100.0%	$17,640	100.0%	10.5%
Grant income	191	1.0%	882	5.0%	(78.3)%
Equity in earnings of unconsolidated affiliates	218	1.1%	169	1.0%	29.0%
Operating expenses:
Salaries, wages and benefits	8,878	45.6%	8,418	47.8%	5.5%
Supplies	3,328	17.1%	2,982	16.9%	11.6%
Other operating expenses, net	4,206	21.6%	4,125	23.4%	2.0%
Depreciation and amortization	855	4.4%	857	4.9%
Impairment and restructuring charges, and acquisition-related costs	85	0.4%	290	1.6%
Litigation and investigation costs	116	0.6%	44	0.2%
Net gains on sales, consolidation and deconsolidation of facilities	(445)	(2.3)%	(14)	(0.1)%
Operating income	2,871	14.7%	1,989	11.3%
Interest expense	(923)		(1,003)
Other non-operating income, net	14		1
Loss from early extinguishment of debt	(74)		(316)
Income from continuing operations, before income taxes	1,888		671
Income tax benefit (expense)	(411)		97
Income from continuing operations, before discontinued operations	1,477		768
Discontinued operations:
Loss from operations	(1)		—
Loss from discontinued operations	(1)		—
Net income	1,476		768
Less: Net income available to noncontrolling interests	562		369
Net income available to Tenet Healthcare Corporation common shareholders	$914		$399
Amounts available (attributable) to Tenet Healthcare Corporation common shareholders
Income from continuing operations, net of tax	$915		$399
Loss from discontinued operations, net of tax	(1)		—
Net income available to Tenet Healthcare Corporation common shareholders	$914		$399
Earnings (loss) per share available (attributable) to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$8.56		$3.80
Discontinued operations	(0.01)		—
	$8.55		$3.80
Diluted
Continuing operations	$8.43		$3.75
Discontinued operations	(0.01)		—
	$8.42		$3.75
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	106,833		105,010
Diluted	108,571		106,263

TENET HEALTHCARE CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
(Dollars in millions)	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$2,364	$2,446
Accounts receivable	2,770	2,690
Inventories of supplies, at cost	384	368
Assets held for sale	—	140
Other current assets	1,557	1,503
Total current assets	7,075	7,147
Investments and other assets	3,254	2,534
Deferred income taxes	65	325
Property and equipment, at cost, less accumulated depreciation and amortization	6,427	6,692
Goodwill	9,261	8,808
Other intangible assets, at cost, less accumulated amortization	1,497	1,600
Total assets	$27,579	$27,106

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$135	$145
Accounts payable	1,300	1,207
Accrued compensation and benefits	896	942
Professional and general liability reserves	254	243
Accrued interest payable	203	248
Liabilities held for sale	—	70
Contract liabilities	959	659
Other current liabilities	1,362	1,333
Total current liabilities	5,109	4,847
Long-term debt, net of current portion	15,511	15,574
Professional and general liability reserves	791	735
Defined benefit plan obligations	421	497
Deferred income taxes	36	29
Contract liabilities - long-term	15	918
Other long-term liabilities	1,439	1,617
Total liabilities	23,322	24,217
Commitments and contingencies
Redeemable noncontrolling interests in equity of consolidated subsidiaries	2,203	1,952
Equity:
Shareholders’ equity:
Common stock	8	7
Additional paid-in capital	4,877	4,844
Accumulated other comprehensive loss	(233)	(281)
Accumulated deficit	(1,214)	(2,128)
Common stock in treasury, at cost	(2,410)	(2,414)
Total shareholders’ equity	1,028	28
Noncontrolling interests	1,026	909
Total equity	2,054	937
Total liabilities and equity	$27,579	$27,106

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Twelve Months Ended
(Dollars in millions)	December 31,
	2021	2020
Net income	$1,476	$768
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	855	857
Deferred income tax expense (benefit)	250	(128)
Stock-based compensation expense	56	44
Impairment and restructuring charges, and acquisition-related costs	85	290
Litigation and investigation costs	116	44
Net gains on sales, consolidation and deconsolidation of facilities	(445)	(14)
Loss from early extinguishment of debt	74	316
Equity in earnings of unconsolidated affiliates, net of distributions received	(10)	(37)
Amortization of debt discount and debt issuance costs	33	38
Pre-tax loss from discontinued operations	1	—
Other items, net	(33)	(29)
Changes in cash from operating assets and liabilities:
Accounts receivable	(197)	195
Inventories and other current assets	(52)	(145)
Income taxes	68	19
Accounts payable, accrued expenses, contract liabilities and other current liabilities	(584)	1,302
Other long-term liabilities	28	221
Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(153)	(333)
Net cash used in operating activities from discontinued operations, excluding income taxes	—	(1)
Net cash provided by operating activities	1,568	3,407
Cash flows from investing activities:
Purchases of property and equipment	(658)	(540)
Purchases of businesses or joint venture interests, net of cash acquired	(1,220)	(1,177)
Proceeds from sales of facilities and other assets	1,248	77
Proceeds from sales of marketable securities, long-term investments and other assets	31	59
Purchases of marketable securities and equity investments	(108)	(44)
Other items, net	(7)	17
Net cash used in investing activities	(714)	(1,608)
Cash flows from financing activities:
Repayments of borrowings under credit facility	—	(740)
Proceeds from borrowings under credit facility	—	740
Repayments of other borrowings	(3,221)	(3,293)
Proceeds from other borrowings	2,872	3,818
Debt issuance costs	(31)	(48)
Distributions paid to noncontrolling interests	(423)	(287)
Proceeds from sale of noncontrolling interests	25	14
Purchases of noncontrolling interests	(27)	(39)
Medicare advances and grants received by unconsolidated affiliates, net of recoupment	(67)	187
Other items, net	(64)	33
Net cash provided by (used in) financing activities	(936)	385
Net increase (decrease) in cash and cash equivalents	(82)	2,184
Cash and cash equivalents at beginning of period	2,446	262
Cash and cash equivalents at end of period	$2,364	$2,446
Supplemental disclosures:
Interest paid, net of capitalized interest	$(937)	$(962)
Income tax payments, net	$(92)	$(12)

TENET HEALTHCARE CORPORATION
SEGMENT REPORTING
(Unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars in millions)	December 31,		December 31,
	2021	2020	2021	2020
Net operating revenues (1) :
Hospital Operations and other (prior to inter-segment eliminations) (2)	$3,910	$4,065	$15,982	$14,790
Ambulatory Care	742	649	2,718	2,072
Conifer
Tenet	120	143	482	528
Other clients	204	201	785	778
Total Conifer revenues	324	344	1,267	1,306
Inter-segment eliminations	(120)	(143)	(482)	(528)
Total	$4,856	$4,915	$19,485	$17,640

Equity in earnings of unconsolidated affiliates:
Hospital Operations and other	$14	$5	$25	$6
Ambulatory Care	63	61	193	163
Total	$77	$66	$218	$169

Adjusted EBITDA (including grant income):
Hospital Operations and other (3)	$552	$837	$1,931	$1,911
Ambulatory Care	371	330	1,197	868
Conifer	94	111	355	367
Total	$1,017	$1,278	$3,483	$3,146

Adjusted EBITDA margins (including grant income):
Hospital Operations and other	14.1%	20.7%	12.1%	12.9%
Ambulatory Care	50.0%	50.8%	44.0%	41.9%
Conifer	29.0%	32.3%	28.0%	28.1%
Total	20.9%	26.1%	17.9%	17.9%

Adjusted EBITDA margins (excluding grant income):
Hospital Operations and other	11.3%	10.7%	11.2%	7.4%
Ambulatory Care	46.2%	44.7%	41.7%	38.2%
Conifer	29.0%	32.3%	28.0%	28.1%
Total	18.1%	17.0%	16.8%	12.8%

Capital expenditures:
Hospital Operations and other	$283	$139	$578	$467
Ambulatory Care	17	19	66	51
Conifer	4	8	14	22
Total	$304	$166	$658	$540

(1) Net operating revenues include the impact of implicit price concessions and bad debts
(2) Hospital Operations and other revenues includes health plan revenues of $21 million for the twelve months ended December 31, 2020.
(3) Hospital Operations and other Adjusted EBITDA excludes health plan EBITDA of $(1) million and $20 million for the twelve months ended December 31, 2021 and 2020, respectively.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #1 – Reconciliations of Net Income Available to Tenet Healthcare Corporation
Common Shareholders to Adjusted Net Income Available from Continuing Operations to Common Shareholders
(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income available to Tenet Healthcare Corporation common shareholders	$249	$414	$914	$399
Net loss from discontinued operations	(1)	—	(1)	—
Net income from continuing operations	250	414	915	399
Less: Impairment and restructuring charges, and acquisition-related costs	(30)	(124)	(85)	(290)
Litigation and investigation costs	(52)	(31)	(116)	(44)
Net gains on sales, consolidation and deconsolidation of facilities	18	10	445	14
Loss from early extinguishment of debt	—	—	(74)	(316)
Income (loss) from divested and closed businesses	(1)	20	(1)	20
Noncontrolling interest impact	—	1	—	1
Tax impact of above items	21	32	(77)	172
Adjusted net income available from continuing operations to common shareholders	$294	$506	$823	$842

Diluted earnings per share from continuing operations	$2.30	$3.86	$8.43	$3.75
Less: Impairment and restructuring charges, and acquisition-related costs	(0.27)	(1.16)	(0.78)	(2.73)
Litigation and investigation costs	(0.48)	(0.29)	(1.07)	(0.41)
Net gains on sales, consolidation and deconsolidation of facilities	0.17	0.09	4.10	0.13
Loss from early extinguishment of debt	—	—	(0.68)	(2.97)
Income (loss) from divested and closed businesses	(0.01)	0.19	(0.01)	0.18
Noncontrolling interest impact	—	0.01	—	0.01
Tax impact of above items	0.19	0.30	(0.71)	1.62
Adjusted diluted earnings per share from continuing operations	$2.70	$4.72	$7.58	$7.92

Weighted average basic shares outstanding (in thousands)	107,150	105,630	106,833	105,010
Weighted average dilutive shares outstanding (in thousands)	108,890	107,237	108,571	106,263

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #2 – Reconciliations of Net Income Available to Tenet Healthcare Corporation
Common Shareholders to Adjusted EBITDA
(Unaudited)

(Dollars in millions)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income available to Tenet Healthcare Corporation common shareholders	$249	$414	$914	$399
Less: Net income available to noncontrolling interests	(170)	(132)	(562)	(369)
Loss from discontinued operations, net of tax	(1)	—	(1)	—
Income from continuing operations	420	546	1,477	768
Income tax benefit (expense)	(108)	(130)	(411)	97
Loss from early extinguishment of debt	—	—	(74)	(316)
Other non-operating income (expense), net	(2)	(2)	14	1
Interest expense	(221)	(242)	(923)	(1,003)
Operating income	751	920	2,871	1,989
Litigation and investigation costs	(52)	(31)	(116)	(44)
Net gains on sales, consolidation and deconsolidation of facilities	18	10	445	14
Impairment and restructuring charges, and acquisition-related costs	(30)	(124)	(85)	(290)
Depreciation and amortization	(201)	(233)	(855)	(857)
Income (loss) from divested and closed businesses	(1)	20	(1)	20
Adjusted EBITDA	$1,017	$1,278	$3,483	$3,146

Net operating revenues	$4,856	$4,915	$19,485	$17,640
Less: Net operating revenues from closed health plan business	—	21	—	21
Adjusted net operating revenues	$4,856	$4,894	$19,485	$17,619

Net income available to Tenet Healthcare Corporation common shareholders as a % of net operating revenues	5.1%	8.4%	4.7%	2.3%

Adjusted EBITDA as a % of Adjusted net operating revenues (Adjusted EBITDA margin)	20.9%	26.1%	17.9%	17.9%

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #3 – Reconciliations of Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow from Continuing Operations
(Unaudited)

(Dollars in millions)	2021
	4th Qtr	Full Year
Net cash provided by operating activities	$357	$1,568
Purchases of property and equipment	(304)	(658)
Free cash flow	53	910
Add back: Medicare Advance Repayments	186	512
Payroll Tax Deferral Payments	128	128
Free cash flow, excluding repayment of Medicare Advances and Deferred Payroll Tax Payments	$367	$1,550

Net cash used in investing activities	$(1,516)	$(714)
Net cash provided by (used in) financing activities	$1,231	$(936)

Net cash provided by operating activities	$357	$1,568
Less: Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(37)	(153)
Net cash provided by operating activities from discontinued operations	1	—
Adjusted net cash provided by operating activities from continuing operations	393	1,721
Purchases of property and equipment	(304)	(658)
Adjusted free cash flow – continuing operations	89	1,063
Add back: Medicare Advance Repayments	186	512
Payroll Tax Deferral Payments	128	128
Adjusted free cash flow – continuing operations, excluding repayments of Medicare Advances and Deferred Payroll Tax Payments	$403	$1,703

(Dollars in millions)	2020
	4th Qtr	Full Year
Net cash provided by operating activities	$446	$3,407
Purchases of property and equipment	(166)	(540)
Free cash flow	280	2,867
Less: Medicare Advances	10	1,393
Payroll Tax Deferrals	260	260
Free cash flow excluding Medicare Advances and Payroll Tax Deferrals	$10	$1,214

Net cash used in investing activities	$(1,202)	$(1,608)
Net cash (used in) provided by financing activities	$(98)	$385

Net cash provided by operating activities	$446	$3,407
Less: Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(81)	(333)
Net cash used in operating activities from discontinued operations	—	(1)
Adjusted net cash provided by operating activities from continuing operations	527	3,741
Purchases of property and equipment	(166)	(540)
Adjusted free cash flow – continuing operations	361	3,201
Less: Medicare Advances	10	1,393
Payroll Tax Deferrals	260	260
Adjusted free cash flow – continuing operations, excluding Medicare Advances and Payroll Tax Deferrals	$91	$1,548

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #4 – Reconciliations of Outlook Net Income Available to Tenet Healthcare Corporation Common Shareholders to Outlook Adjusted EBITDA
(Unaudited)

(Dollars in millions)	Q1’22		FY 2022
	Low	High	Low	High
Net income available to Tenet Healthcare Corporation common shareholders	$75	$110	$502	$677
Less: Net income available to noncontrolling interests	(120)	(140)	(590)	(630)
Income tax expense	(55)	(70)	(365)	(400)
Interest expense	(235)	(225)	(880)	(870)
Loss from early extinguishment of debt(1)	—	—	(33)	(33)
Other non-operating income (expense), net	—	5	—	10
Impairment and restructuring charges, acquisition-related costs, and litigation costs and settlements(2)	(25)	(15)	(125)	(75)
Depreciation and amortization	(210)	(220)	(875)	(900)
Loss from divested and closed businesses (i.e., health plan businesses)	(5)	—	(5)	—
Adjusted EBITDA	$725	$775	$3,375	$3,575

Net operating revenues	$4,600	$4,800	$19,500	$19,900
Net income available to Tenet Healthcare Corporation common shareholders as a % of operating revenues	1.6%	2.3%	2.6%	3.4%
Adjusted EBITDA as a % of net operating revenues (Adjusted EBITDA margin)	15.8%	16.1%	17.3%	18.0%

(1)    The Company does not generally forecast losses from the early extinguishment of debt because the Company does not believe that it can forecast this item with sufficient accuracy since it is indeterminable at the time the Company provides its financial Outlook. The figures shown represent the Company’s estimated amounts for the $700 million of 7.5% debt anticipated to be retired with available cash on hand during 2022.
(2)        The figures shown represent the Company’s estimate for restructuring charges anticipated to be incurred in 2022. The Company does not generally forecast impairment charges, acquisition-related costs, and litigation costs and settlements because it does not believe that it can forecast these items with sufficient accuracy since some of these items are indeterminable at the time the Company provides its financial Outlook.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #5 – Reconciliations of Outlook Net Income Available to Tenet Healthcare Corporation Common Shareholders to Outlook Adjusted Net Income Available from Continuing Operations to Common Shareholders
(Unaudited)

(Dollars in millions except per share amounts)	Q1’22		FY 2022
	Low	High	Low	High
Net income available to Tenet Healthcare Corporation common shareholders	$75	$110	$502	$677
Net income from discontinued operations, net of tax	—	—	—	—
Net income from continuing operations	75	110	502	677
Less: Impairment and restructuring charges, acquisition-related costs, and litigation costs and settlements(1)	(25)	(15)	(125)	(75)
Loss from early extinguishment of debt(2)	—	—	(33)	(33)
Loss from divested and closed businesses (i.e., health plan businesses)	(5)	—	(5)	—
Tax impact of above items	5	—	20	10
Adjusted net income available from continuing operations to common shareholders	$100	$125	$645	$775

Diluted earnings per share from continuing operations	$0.69	$1.01	$4.56	$6.16
Less: Impairment and restructuring charges, acquisition-related costs, and litigation costs and settlements	(0.23)	(0.14)	(1.14)	(0.68)
Loss from early extinguishment of debt	—	—	(0.30)	(0.30)
Loss from divested and closed businesses (i.e., health plan businesses)	(0.05)	—	(0.04)	—
Tax impact of above items	0.05	—	0.18	0.09
Adjusted diluted earnings per share from continuing operations	$0.92	$1.15	$5.86	$7.05

Weighted average basic shares outstanding (in thousands)	107,000	107,000	108,000	108,000
Weighted average dilutive shares outstanding (in thousands)	109,000	109,000	110,000	110,000

(1)    The figures shown represent the Company’s estimate for restructuring charges anticipated to be incurred in 2022. The Company does not generally forecast impairment charges, acquisition-related costs, and litigation costs and settlements because it does not believe that it can forecast these items with sufficient accuracy since some of these items are indeterminable at the time the Company provides its financial Outlook.
(2)        The Company does not generally forecast losses from the early extinguishment of debt because the Company does not believe that it can forecast this item with sufficient accuracy since it is indeterminable at the time the Company provides its financial Outlook. The figures shown represent the Company’s estimated amounts for the $700 million of 7.5% debt anticipated to be retired with available cash on hand during 2022.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #6 – Reconciliations of Outlook Net Cash Provided by Operating Activities
to Outlook Free Cash Flow – Continuing Operations and Outlook Adjusted Free Cash
Flow – Continuing Operations
(Unaudited)

(Dollars in millions)	FY 2022
	Low	High
Net cash provided by operating activities	$1,150	$1,450
Purchases of property and equipment – continuing operations	(725)	(775)
Free cash flow – continuing operations	425	675
Add back:
Medicare Advance Repayments	880	880
Payroll Tax Deferral Payments	128	128
Free cash flow excluding repayments of Medicare Advances and Deferred Payroll Tax Payments	$1,433	$1,683

Net cash provided by operating activities	$1,150	$1,450
Less: Payments for restructuring charges, acquisition-related costs and litigation costs and settlements(1)	(150)	(100)
Net cash used in operating activities from discontinued operations	—	—
Adjusted net cash provided by operating activities – continuing operations	1,300	1,550
Purchases of property and equipment – continuing operations	(725)	(775)
Adjusted free cash flow – continuing operations(2)	575	775
Add back:
Medicare Advance Repayments	880	880
Payroll Tax Deferral Payments	128	128
Adjusted free cash flow – continuing operations, excluding repayments of Medicare Advances and Deferred Payroll Tax Payments	$1,583	$1,783
(1)    The figures shown represent the Company’s estimate for restructuring payments and certain litigation costs and settlements in 2022. The Company does not generally forecast payments for acquisition-related costs, and litigation costs and settlements because it does not believe that it can forecast these items with sufficient accuracy since some of these items are indeterminable at the time the Company provides its financial Outlook.
(2)    The Company’s definition of Adjusted Free Cash Flow does not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company’s Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, and (ii) distributions paid to noncontrolling interests.